Exhibit 10.11

FIRST AMENDMENT TO DEVELOPMENT AGREEMENT

This First Amendment to Development Agreement (this “Amendment”) is entered into effective as of  February 17, 2005, (the “Effective Date”), by and between TGI Friday’s Inc. (“Friday’s”), and Main St. California, Inc. (“Developer”).

WITNESSETH:

WHEREAS, Friday’s and Developer are parties to a certain Development Agreement dated March 15, 2004, with an effective date of January 1, 2004 (the “Development Agreement”), pursuant to which Developer was granted the right to develop T.G.I. Friday’s restaurants in portions of Southern California defined as the Territory; and

WHEREAS, Friday’s and Developer desire to amend and supplement the terms of the Development Agreement as hereinafter set forth; and

WHEREAS, capitalized terms used herein shall have the meaning attributed to them in the Development Agreement unless expressly defined otherwise herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, Friday’s and Developer agree as follows:

1.                                       Section 3.A.(iv). of the Development Agreement is hereby deleted in its entirety.

2.                                       In consideration of Friday’s execution of this Amendment, Developer and its franchisee companies, for themselves, their successors, assigns and affiliates (collectively, the “Releasing Parties”), remise, release, acquit, satisfy and forever discharge Friday’s, its successors, predecessors, counsel, insurers, assigns, officers, directors, employees, representatives, agents, parent company, affiliates and subsidiaries, past and present from and against all claims, actions, causes of actions, demands, damages, costs, suits, debts, covenants, controversies, and any other liabilities whatsoever, whether known or unknown, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable, which the Releasing Parties ever had, now have, can, shall or may have, against Friday’s arising out of or in connection with, the Development Agreement, any Franchise Agreement, the relationship between Friday’s and Developer as vendor and vendee of goods or as a franchisor and a franchisee, the consent, development and operation of the T.G.I. Friday’s restaurant to be located at the Southwest Quadrant of Beach Boulevard and La Palma Avenue at Knott’s Berry Farm, Buena Park, California or any other cause or circumstances, until the date of this Amendment.

3.                                       The provisions, representations, terms, conditions, covenants and agreements of the Development Agreement, as modified hereby, shall remain in full force and effect, enforceable in accordance with its terms.  This Amendment shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

4.                                       Execution and delivery of this Amendment shall not waive any rights or remedies of the parties under the Development Agreement, at law or in equity.

IN WITNESS HEREOF, the parties have executed this Amendment as of the day and year first above mentioned.

TGI FRIDAY’S INC.

By:	/s/Michael J. Archer
Name:	Michael J. Archer
Title:	Chief Operating Officer

MAIN ST. CALIFORNIA, INC.

By:	/s/Michael J. Herron
Name:	Michael J. Herron
Title:	Vice President